
ASSET PURCHASE AGREEMENT
AND
AMENDMENT TO PROGRAM SERVICE AGREEMENT dated as of February 12, 1996 by and among


GREAT AMERICAN EAST, INC.
(Seller),

OSBORN COMMUNICATIONS CORPORATION
(Guarantor),

WFXC AND WDUR, INC.
(Programmer)

and

PINNACLE MYRTLE CORP.
(Buyer)



TABLE OF CONTENTS

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                                                                                Page

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ARTICLE I -     ASSIGNMENT AND PURCHASE OF ASSETS

1.1     Assignment of Assets                                                    2
1.2     Excluded Assets                                                       4
1.3     Liabilities to be Assumed                                               5
1.4     Purchase Price                                                          5
1.5     Proration of Income and Expenses                                        6
1.6     Allocation of Purchase Price                                            7

ARTICLE II -    CLOSING, TERMINATION, AND RISK OF LOSS

2.1     Closing                                                                 7
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
2.2     Transactions at the Closing                                             7
2.3     Termination                                                            10
2.4     Breach by Buyer                                                        12
2.5     Risk of Loss                                                           12

ARTICLE III -   REPRESENTATIONS AND WARRANTIES OF SELLER

3.1     Due Incorporation                                                      13
3.2     Authority; No Conflict                                                 13
3.3     Government Authorizations                                              13
3.4     Taxes and Regulatory Fees                                              14
3.5     Personal Property                                                      14
3.6     Real Property                                                          15
3.7     Consents                                                               17
3.8     Contracts                                                              17
3.9     Environmental                                                          18
3.10    Intangibles                                                            20
3.11    Personnel Information; Labor Contracts                                 21
3.12    Employee Benefit Plans                                                 21
3.13    Litigation                                                             21
3.14    Compliance with Laws                                                   22
3.15    Insurance                                                              22
3.16    Instruments of Conveyance; Good Title                                  22
3.17    Insolvency Proceedings                                                 23

ARTICLE IV -    REPRESENTATIONS AND WARRANTIES OF BUYER

4.1     Due Incorporation                                                      23
4.2     Authority; No Conflict                                                 23
4.3     Consents                                                               24
4.4     Litigation                                                             24
4.5     Compliance with Laws                                                   24
4.6     Qualification                                                          24

ARTICLE V -     COVENANTS OF SELLER

5.1     Continued Operation of Station                                         25
5.2     Reasonable Access                                                      25
5.3     Notification of Developments                                           25
5.4     Payment of Taxes                                                       25
5.5     Third Party Consents                                                   25
5.6     Encumbrances                                                           25
5.7     Assignment of Assets                                                   26
5.8     Commission Licenses and Authorizations                                 26
5.9     Insurance                                                              26
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
5.10    Negotiations with Third Parties                                        26

ARTICLE VI -    JOINT COVENANTS OF BUYER AND SELLER

6.1     Assignment Application                                                 26
6.2     Performance                                                            27
6.3     Conditions                                                             27
6.4     Confidentiality                                                        27
6.5     Cooperation                                                            27
6.6     Escrow Agreement                                                       28

ARTICLE VII -   CONDITIONS TO OBLIGATIONS OF BUYER

7.1     Commission Approvals                                                   28
7.2     Performance                                                            28
7.3     Representations and Warranties                                         28
7.4     Consents                                                               28
7.5     No Litigation                                                          29
7.6     Documents                                                              29
7.7     Opinions of Counsel                                                    29
7.8     Title Insurance Policies                                               29
7.9     Surveys                                                                29

        ARTICLE VIII -  CONDITIONS TO OBLIGATIONS OF SELLER

8.1     Performance                                                            30
8.2     Representations and Warranties                                         30
8.3     Government Approvals                                                   30
8.4     Documents                                                              30
8.5     Opinion of Counsel                                                     30
8.6     No Litigation                                                          30

ARTICLE IX - INDEMNIFICATION

9.1     Indemnification by Seller                                              31
9.2     Guarantee                                                              32
9.3     Indemnification by Buyer                                               33
9.4     Notification of Claims                                                 33

ARTICLE X -     MISCELLANEOUS

10.1    Assignment                                                             34
10.2    Survival of Representations and Warranties                             35
10.3    Brokerage                                                              35
10.4    Expenses of the Parties                                                35
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
10.5    Entire Agreement                                                       35
10.6    Headings                                                               36
10.7    Governing Law                                                          36
10.8    Counterparts                                                           36
10.9    Notices                                                                36
10.10   Specific Performance                                                   37
10.11   Consent to Jurisdiction                                                37
10.12   Further Assurances                                                     38
        10.13   Public Announcements                                           38
        10.14   Severability                                                   38

DISCLOSURE SCHEDULE

        1.1(a)  Licenses
        1.1(b)  Personal Property
        1.1(d)  Leased Real Property and Owned Real Property
        1.1(e)  Intellectual Property
        1.1(f)  Contracts
        1.1(h)  Future Contracts
        1.2(h)  Other Excluded Assets
        3.6(a)  Title Defects
        3.6(d)  Real Property Permits
        3.7     Seller's Consents
        3.9     Hazardous Substances
        3.11    Personnel Information
        3.12    Employee Benefit Plans
        3.13    Litigation
        3.15    Insurance
        4.3     Consents Required for Buyer's Performance


EXHIBITS

        A       Assignment and Assumption of Contracts and Leases
        B       Non-Compete Agreement
        C       Escrow Agreement
        D       Form of Opinion of Seller's Counsel
        E       Form of Opinion of Seller's FCC Counsel
        F       Form of Opinion of Buyer's Counsel


                This ASSET PURCHASE AGREEMENT AND AMENDMENT

TO PROGRAM SERVICE AGREEMENT is entered into this 12th day of February, 1996 by and among Great American East, Inc., a corporation formed under the laws of the State of North Carolina ("Seller"), Osborn Communications

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Corporation ("Guarantor"), WFXC and WDUR, Inc., a corporation formed under the laws of the State of Delaware ("Programmer"), and Pinnacle Myrtle Corp., a corporation formed under the laws of the State of Delaware ("Buyer") (Seller and Buyer sometimes being referred to herein individually as a "Party" and jointly as "Parties").


R E C I T A L S

        WHEREAS, Seller owns and operates and has been duly licensed by the Federal Communications Commission (the "FCC" or the "Commission") to operate radio station WFXK-FM, Tarboro, North Carolina (the "Station");

        WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase, the assets utilized or held for use in connection with the operation of the Station, and Seller and Buyer further desire that Seller assign to Buyer the licenses and other authorizations issued to Seller by the Commission for the purpose of operating the Station;

        WHEREAS, Guarantor, which is the corporate parent of Seller, wishes to guarantee certain of Seller's obligations hereunder as an inducement to Buyer and Programmer to enter into this Agreement;

        WHEREAS, pursuant to that certain Program Service Agreement of April 3, 1992 ("Program Service Agreement"), Programmer has the right to provide programming over the Station, holds a right of first refusal with respect to the sale of the Station and has deposited the sum of Thirty-Three Thousand Dollars ($33,000.00) with Seller (the "Deposit"); and

        WHEREAS, Programmer wishes to amend the Program Service Agreement in accordance herewith as an inducement to Seller and Guarantor to enter into this Agreement.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:


ARTICLE I

ASSIGNMENT AND PURCHASE OF ASSETS

        1.1 Assignment of Assets. Seller agrees to assign, transfer, convey and deliver to Buyer and Buyer agrees to acquire, accept and receive from Seller, on the Closing Date (as defined herein), all of Seller's right, title and

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interest in and to all of the assets used or held for use in connection with the
Station including, but not limited to, the following assets relating to the Station (the "Station Assets") free and clear of all liens and encumbrances:

        (a) Licenses and Authorizations. All licenses, permits and other authorizations issued by the FCC or any other state or federal regulatory agency pertaining to the Station, including, without limitation, those licenses, permits or authorizations listed in Section 1.1(a) of the Disclosure Schedule delivered by Seller to Buyer and dated of even date herewith (the "Disclosure Schedule"), together with any renewals, extensions or modifications thereof and additions thereto made between the date of this Agreement and the Closing Date (the "Licenses").

        (b) Tangible Personal Property. All of the tangible personal property owned by Seller and used or usable in the operation of the Station, including but not limited to the items of personal property listed in Section 1.1(b) of the Disclosure Schedule, together with all additions, modifications or replacements thereto made in the ordinary course of business between the date of this Agreement and the Closing Date, as hereafter defined (the "Personal Property").

        (c) Real Estate Contracts. All of the leasehold interests and licenses in real property leased or licensed by Seller and used or held for use in the business and operations of the Station (the "Real Estate Contracts"), which Real Estate Contracts are described in Section 1.1(d) of the Disclosure Schedule (the land, buildings, structures, transmitter sites, towers, antennae and other improvements covered by the Real Estate Contracts being herein called the "Leased Real Property"). The Buyer shall assume, pay and perform all obligations under such Real Estate Contracts accruing after the Closing Date to the extent such obligations relate to the period after the Closing Date.

        (d) Real Estate Assets. All of Seller's interest in the real property owned by Seller and listed in Section 1.1(d) of the Disclosure Schedule and all of the buildings, structures, transmitter sites, towers, antennae and other improvements located thereon (collectively, the "Owned Real Property"). The Owned Real Property and the Leased Real Property are collectively referred to herein as the Real Property.

        (e) Intangibles. The good will of the Station and other intangible assets used or useful in the operation of the Station, including all of Seller's rights in the trade names, copyrights, trademarks, service marks, patents, patent applications, slogans, jingles, logos or other similar rights relating to the operation of the Station including, but not limited to, those listed in
Section 1.1(e) of the Disclosure Schedule, together with any necessary additions or modifications thereto between the date hereof and the Closing Date (the

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"Intangibles").

        (f) Leases and Contracts. All leases, contracts, agreements and franchises relating to the operation of the Station (other than contracts for real property) listed and identified in Section 1.1(f) of the Disclosure Schedule and those leases, contracts, agreements and franchises described in
Section 1.1(h) of this Agreement (the "Contracts"). Buyer shall assume, pay and perform all obligations under such Contracts accruing after the Closing Date to the extent such obligations relate to the period after the Closing Date.

        (g) Operating and Business Records. All files, records, logs and program materials pertaining to the operation of the Station required to be maintained and kept under the rules of the Commission and such other files and records as Buyer shall reasonably require for the continuing business and operation of the Station. Seller shall have the right to reasonable access to such business records that Seller delivers to Buyer under this Section 1.1(g) upon Seller's request for five years after the Closing Date.

        (h) Future Contracts. All leases, contracts, agreements and franchises entered into between the date hereof and the Closing Date in the usual and ordinary course of business, except that those exceeding two months in duration or $5,000.00 in amount will not be assumed by Buyer unless consented to by Buyer in advance in writing and set forth in Section 1.1(h) of the Disclosure Schedule.

        (i) Inventory and Computer Software. All of Seller's items of inventory related to the business of the Station, including, without limitation, broadcast programs, as well as all computer software used or usable by the Station.

        (j) Other Rights and Privileges. Any and all other franchises, materials, supplies, easements, rights-of-way, licenses, and other rights and privileges of Seller relating to and used, usable or necessary in the operation of the Station.

        1.2 Excluded Assets. There shall be excluded from the sale transaction described herein the following assets relating to the Station:

        (a) Cash and Deposits. Cash-on-hand or in banks (or their equivalents), pre-paid and security deposits and other investments belonging to Seller and relating to the operation of the Station as of the Closing Date.

        (b) Accounts Receivable. All accounts receivable of the Seller with regard to the operation of the Station prior to the Closing Date (as that term is defined therein).

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        (c) Property Consumed. All property of the Station disposed of or consumed (including ordinary wear and tear) in the ordinary course of business between the date hereof and the Closing Date.

        (d) Expired Leases, Contracts and Agreements. All contracts described in Sections 1.1(d) and (f) to the Disclosure Schedule that are terminated or will have expired prior to the Closing Date in the ordinary course of business.

        (e) Pension and Profit-Sharing Plans. All pension and profit-sharing plans, trusts established thereunder and assets thereof, if any, of Seller.

        (f) Other Employee Benefit Plans. All other employee benefit plans (including health insurance) of Seller and the assets thereof.

        (g) Employment and Collective Bargaining Agreements. All employment agreements and collective bargaining agreements of Seller.

        (h) Other Excluded Assets. Those assets, if any, listed in Section 1.2(h) of the Disclosure Schedule.

        1.3 Liabilities to be Assumed. Except as otherwise expressly provided in an assumption agreement, in the form of Exhibit A, setting forth the obligations being assumed by Buyer and to be executed at Closing (the "Assumed Contracts"), Buyer assumes no liabilities or obligations of Seller of any nature whatsoever, contingent or otherwise. Without limiting the generality of the foregoing, the Parties particularly agree that Buyer should have no responsibility or liability regarding (i) federal, state or local tax liability of any kind whatsoever incurred by Seller, (ii) any employee benefit plan maintained by Seller or (iii) severance payments, and Seller expressly agrees to defend and indemnify Buyer against same. On or prior to the Closing Date, Seller shall pay or else have made arrangements, satisfactory to Buyer, to assume all liabilities, debts and other obligations of the Station arising prior to the Closing Date or otherwise not assigned to and specifically assumed by Buyer.

        1.4 Purchase Price. In consideration of Seller's performance of this Agreement, Buyer shall pay to Seller the sum of Five Million, Nine Hundred Thousand Dollars ($5,900,000.00) (the "Purchase Price"), plus the Deposit of Thirty-Three Thousand Dollars ($33,000.00) under the Program Service Agreement and any accrued interest on the Deposit shall be remitted to Seller, as follows:

        (a) Escrow Deposit. As security for Buyer's failure to

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close, and as an inducement for Seller to perform its obligations under this
Agreement, Buyer, upon execution of this Agreement, shall deposit with Star Media Group, Inc. (the "Escrow Agent") the sum of Three Hundred Thousand Dollars ($300,000.00) (the "Escrow Deposit") to be invested in accordance with the terms of the Escrow Agreement into which the Parties are entering concurrently herewith. At the Closing, the Escrow Deposit shall be delivered to Seller and credited against the Purchase Price and any interest that has accrued on the Escrow Deposit shall be remitted to Buyer. If the Closing fails to occur because Buyer is in material breach of this Agreement, the Escrow Deposit and any interest that has accrued thereon shall be paid to Seller. If the Closing fails to occur for any other reason, the Escrow Deposit and any interest that has accrued thereon shall be paid to Buyer.

        (b) On the Closing Date at the Closing, Buyer shall pay the Purchase Price, minus any sums that have been credited against the Purchase Price pursuant to Section 1.4(a), above, by wire transfer of federal funds. In addition, the Deposit of Thirty-Three Thousand Dollars ($33,000.00) plus any interest that has accrued thereon, will be released to Seller free of any claim by Buyer thereto and the Program Service Agreement will be deemed to be amended to provide for such payment of the Deposit, plus accrued interest, to Seller. In consideration for the receipt of the Deposit, and the interest accrued thereon, Seller relinquishes any rights it may have to, and releases Programmer in respect of, any additional fees that may have been payable to Seller by Programmer under paragraph A.4 of Schedule A to the Program Service Agreement.

        1.5 Proration of Income and Expenses. Except as otherwise provided herein or in the Program Service Agreement, all income and expenses arising from the conduct of the business and operations of the Station shall be prorated between Buyer and Seller in accordance with generally accepted accounting principles as of 11:59 p.m., Eastern time, on the date immediately preceding the Closing Date. Such prorations shall include, without limitation, all ad valorem and other property taxes (but excluding taxes arising by reason of the transfer of Station Assets as contemplated hereby, which shall be paid as set forth in
Section 10.4 of this Agreement), business and license fees, music and other license fees (including any retroactive adjustments thereof, which retroactive adjustments shall not be subject to the ninety day limitation set forth in
Section 1.5(a)), wages and salaries of employees hired by Buyer, including accruals up to the Closing Date for bonuses, commissions, vacation and sick pay, and related payroll taxes, utility expenses, time sales agreements, trade agreements, rents and similar prepaid deferred items attributable to the ownership and operation of the Station.

        (a) Time for Payment. The prorations and adjustments contemplated by this Section 1.5, to the extent practicable, shall be made on the

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Closing Date. As to those prorations and adjustments not capable of being ascertained on the Closing Date, an adjustment and proration shall be made within 90 days of the Closing Date.

        (b) Dispute Resolution. In the event of any disputes between the Parties as to such adjustments, the amounts not in dispute shall nonetheless be paid at the time provided in Section 1.5(a) and such disputes shall be determined by an independent certified public accountant mutually acceptable to the Parties whose determination shall be final, and the fees and expenses of such accountant shall be paid one-half by Seller and one-half by Buyer.

        1.6 Allocation of Purchase Price. Buyer and Seller agree that the Purchase Price shall be allocated among the Station Assets in a manner to be jointly determined by Buyer and Seller. Buyer and Seller agree to use such allocation in completing and filing Internal Revenue Service Form 8594 for federal income tax purposes. Buyer and Seller further agree that they shall not take any position inconsistent with such allocation upon examination of any return, in any refund claim, in any litigation, or otherwise.


ARTICLE  II

CLOSING, TERMINATION, AND RISK OF LOSS

        2.1 Closing. Unless otherwise agreed upon by the Parties, the purchase and sale of the Station Assets contemplated by this Agreement (the "Closing") shall take place at the offices of Haley Bader & Potts P.L.C., 4350 North Fairfax Drive, Suite 900, Arlington, VA at 10:00 a.m. on the fifth business day after the Commission's approval of the Assignment Application, as defined in
Section 6.1 below, becomes a Final Order (the "Closing Date"). For purposes of this Agreement, a "Final Order" shall mean any action of the Commission which has not been reversed, stayed, enjoined, set aside, annulled or suspended and with respect to which no requests are pending for administrative or judicial review, reconsideration, appeal or stay, and the time for filing any such requests and the time for the Commission to set aside the action on its own motion shall have expired.

        2.2 Transactions at the Closing.

        (a) At the Closing, Seller shall deliver to Buyer the following:

(i) assignments of the Licenses and other pertinent authorizations transferring the same to the Buyer in customary form

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and substance;

(ii) the certificates contemplated by Sections 7.2 and 7.3;

(iii) a copy of the resolutions of the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, together with a certificate of the Secretary of Seller, dated as of the Closing Date, that such resolutions were duly adopted and are in full force and effect;

(iv) a warranty deed (or its equivalent in the State of North Carolina), in proper statutory form for recording, and otherwise reasonably satisfactory in form and substance to Buyer's counsel, sufficient to vest in Buyer good, marketable and insurable title to each parcel of Owned Real Property;

(v) all real property transfer tax returns and other similar filings required by law in connection with the transactions contemplated hereby, all duly executed and acknowledged by Seller. Seller shall also have executed such affidavits in connection with such filings as shall have been required by law or reasonably requested by Buyer;

(vi) affidavit of an officer of Seller, sworn to under penalty of perjury, setting forth Seller's name, address and Federal tax identification number and stating that Seller is not a "foreign person" within the meaning of Section 1445 of the Internal Revenue Code of 1986 (the "Code"). If, on or before the Closing Date, Buyer shall not have received such affidavit, Buyer may withhold from the Purchase Price payable at Closing to Seller pursuant hereto such sums as are required to be withheld therefrom under Section 1445 of the Code.

(vii) a bill of sale and all other appropriate documents and instruments assigning to Buyer good and marketable title to the Station Assets free and clear of any security interests, mortgages, liens, pledges, attachments, conditional sales contracts, claims, charges or encumbrances of any kind whatsoever;

(viii) written consents of the respective lessors, landowners, and any other persons or entities whose consents may be required to permit Seller to assign and Buyer to assume the Assumed Contracts;

(ix) evidence satisfactory to Buyer's counsel that no financing statements are outstanding on the Station Assets;

(x) all files, records, logs, and program materials relating to the Station; and all other records required to be maintained by the FCC with respect to the Station, including the

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Station's local public inspection file, which shall be left at the station and thereby delivered to Buyer.

(xi) the opinion of counsel for Seller, dated the Closing Date, as described in
Section 7.7;

(xii) assignments to Buyer of all the Contracts and Real Estate Contracts in form satisfactory to Buyer;

(xiii) certificates from each of the lessors of the Leased Real Property, dated not more than thirty (30) days prior to the Closing, certifying (1) that the lease is in good standing and in full force and effect in accordance with its terms and has not been modified (except for modifications set forth therein),
(2) the date(s) to which rent and all other charges thereunder have been paid,
(3) that there is no default thereunder on the part of any party thereto, and
(4) to such other matters as Buyer shall reasonably request;

(xiv) such documentation as may be necessary to release to Buyer the escrow deposit, including any accrued interest, that has been deposited with the Bank of New York pursuant to paragraph A.5 to Schedule A to the Program Service Agreement to secure Programmer's performance under the Program Service Agreement;

(xv) a Non-Compete Agreement substantially in the form of Exhibit B hereto; and

(xvi) such other documents and instruments as Buyer may reasonably request to consummate the transactions contemplated hereby, including, without limitation, title affidavits and such evidence as may be required by Buyer or its title insurer of the due authorization, execution and delivery of this Agreement and the consummation of the transfers of Real Property contemplated hereunder.

        (b) At the Closing, Buyer shall deliver or cause to be delivered to Seller the following:

(i) the Purchase Price less any sums that have been credited against the Purchase Price pursuant to Section 1.4(a) of this Agreement;

(ii) a copy of the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, together with a certificate of the Secretary of Buyer dated as of the Closing Date, that such resolutions were duly adopted and are in full force and effect;

(iii) the certificates contemplated by Sections 8.1 and 8.2;

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(iv) the opinion of counsel for Buyer, dated the Closing Date, as described in
Section 8.5; and

(v) such other documents and instruments as Seller may reasonably request to consummate the transactions contemplated hereby.

        2.3 Termination.

        (a) Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated at any time by:

(i) the mutual written consent of the Parties hereto;

(ii) either Buyer or Seller if the Closing does not occur before December 1, 1996, provided, however, that the Party seeking termination under this Section 2.3(a)(ii) shall not be in breach of this Agreement in any material respect;

(iii) either Buyer or Seller if the Assignment Application (as that term is defined herein) is not granted within nine (9) months from the date the Form 314 is placed on the Commission's public notice (through no fault of the terminating Party) or is denied by the Commission by a Final Order;

(iv) Buyer, if any of the conditions set forth in Article VII shall have become incapable of fulfillment, and shall not have been waived by Buyer, or if Seller shall have breached in any material respect any of its representations, warranties or obligations hereunder and such breach shall not have been cured in all material respects or waived prior to the Closing; or

(v) Seller, if any of the conditions set forth in Article VIII shall have become incapable of fulfillment, and shall not have been waived by Seller, or if Buyer shall have breached in any material respect any of its representations, warranties or obligations hereunder and such breach shall not have been cured in all material respects or waived prior to the Closing.

        (b) In the event of the termination of this Agreement by Buyer or Seller pursuant to this Section 2.3, written notice thereof shall promptly be given (as provided for in Section 10.9 herein) to the other Party and, except as otherwise provided herein, the transactions contemplated by this Agreement shall be terminated, without further action by any Party. Subject to Section 2.4, nothing in this Section 2.3 shall be deemed to release any Party from any liability for any breach by such Party of the terms and provisions of this Agreement or to impair the right of Buyer to compel specific performance of Seller of its obligations under this Agreement.

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        (c) The time for Commission approval provided in Section 2.3(a)(iii)
notwithstanding, either Party may terminate this Agreement upon written notice to the other, if, for any reason, the Assignment Application is designated for hearing by the Commission ("Hearing Designation Order"), provided, however, that written notice of termination must be given within twenty (20) days after release of the Hearing Designation Order and that the Party giving such notice is not in default and has otherwise complied with its obligations under this Agreement. Upon termination pursuant to this Section, the Parties shall be released and discharged from any further obligation to consummate the Closing hereunder and the Escrow Deposit and all accrued interest shall be returned to the Buyer.

        (d) It is further provided, however, that no Party may terminate this Agreement if such Party is in default hereunder.

        (e) A Party shall be deemed to be in default under this Agreement only if such Party has materially breached or failed to perform its obligations hereunder, and non-material breaches or failures shall not be grounds for declaring a Party to be in default, postponing the Closing, or terminating this Agreement.

        2.4 Breach by Buyer. If the Closing shall fail to occur due to a breach in any material respect by Buyer of its representations, warranties or obligations and Seller terminates this Agreement pursuant to Section 2.3(a)(v), the right of first refusal granted to Buyer in the Program Service Agreement will automatically terminate and Seller may, at its option, terminate the Program Service Agreement. In the event of such termination of the Program Service Agreement by Seller, the Deposit of Thirty-Three Thousand Dollars ($33,000.00) that has been established pursuant to Schedule A of the Program Service Agreement, along with any interest that has accrued thereon, will be released to Seller, free of any claim by Buyer thereto. The release of the Escrow Deposit (plus the interest that has accrued thereon) and the relief afforded by this Section 2.4 shall constitute Seller's exclusive remedy, and Buyer's sole liability, for Buyer's breach, on or before the Closing, of its representations, warranties or obligations hereunder.

        2.5 Risk of Loss. The risk of any loss, damage or destruction to any of the Station Assets from fire or other casualty or cause shall be borne by Seller at all times prior to the Closing Date hereunder. Upon the occurrence of any loss or damage to any of the Station Assets as a result of fire, casualty, accident or other causes prior to the Closing Date, Seller shall notify Buyer of same in writing immediately stating with particularity the extent of loss or damage incurred, the cause thereof if known and the extent to which restoration, replacement and repair of the Station Assets lost or destroyed will be

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reimbursed under any insurance policy with respect thereto. In the event the loss is less than Fifty-Thousand Dollars ($50,000.00), Seller shall repair or replace the property on or before the Closing, or shall grant Buyer an adjustment to the Purchase Price to compensate Buyer for such loss. In the event the loss exceeds Fifty Thousand Dollars ($50,000.00) and the Station Assets cannot be substantially repaired or restored within forty-five (45) days after such loss, Buyer shall have the option, exercisable within ten (10) days after receipt of written notice from Seller, to: (i) terminate this Agreement; (ii) postpone the Closing until such time as the property has been completely repaired, replaced or restored to the satisfaction of Buyer, unless the same cannot be reasonably effected within thirty (30) days of notification; or (iii) elect to consummate the Closing and accept the property in its damaged condition, in which event Seller shall assign to Buyer all rights under any insurance claim covering the loss and pay over to Buyer any proceeds under any such insurance policy thereto received by Seller with respect thereto. Anything to the contrary in this section notwithstanding, however, if any loss, damage or destruction to any of the Station Assets is caused prior to the Closing Date by Buyer or its agents, Buyer may not terminate this Agreement but shall proceed to Closing at the time and on the date prescribed in Section 2.1 of this Agreement and shall accept the property in its damaged condition and receive an assignment of any insurance proceeds.


ARTICLE  III

REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller represents and warrants to Buyer as follows:

        3.1 Due Incorporation. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina, and is duly qualified to do business in the State of North Carolina. Seller has the corporate power and authority to own and to operate the Station and the Station Assets.

        3.2 Authority; No Conflict. The execution and delivery of this Agreement, the Non-Compete Agreement, the Escrow Agreement, the bill of sale, the deed and the assignment agreements (the "Transaction Documents") have been duly and validly authorized and approved by the board of directors of Seller, and Seller has the corporate power and authority to execute, deliver and perform the Transaction Documents and to consummate the transactions contemplated hereby and thereby. Neither such execution, delivery or performance nor compliance by Seller with the terms and provisions hereof or thereof will (assuming receipt of all necessary approvals from the Commission) conflict with or result in a breach of any of the terms, conditions or provisions of

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(a) the Certificate of Incorporation or Bylaws of Seller, (b) any judgment, order, injunction, decree, regulation or ruling of any court or other governmental authority to which Seller is subject, or (c) any material agreement, mortgage, deed of trust, permit, easement, license, lease or contract, written or oral, to which Seller is subject. This Agreement shall constitute the valid and binding obligation of Seller with respect to the terms hereof, subject to Commission approval of the transactions contemplated hereby. Each of the Transaction Documents has been, or will be, duly executed and is enforceable in accordance with its terms.

        3.3 Government Authorizations. Section 1.1(a) of the Disclosure Schedule contains a true and complete list of all the Licenses, which Licenses are those permits, licenses and authorizations necessary for the lawful conduct of the business and operation of the Station in the manner and to the full extent they are currently conducted. Seller is the authorized legal holder of the Licenses, none of which is subject to any restriction or condition which would limit in any material respect the full operation of the Station as now operated. There are no applications, complaints or proceedings pending or, to the best of Seller's knowledge, threatened as of the date hereof before the Commission or any other governmental authority relating to the business or operations of the Station, other than applications, complaints or proceedings which generally affect the broadcasting industry as a whole. The Licenses are in good standing and are in full force and effect and have been renewed by Final Order without condition for a license term expiring no earlier than December 1, 2002. Seller is in material compliance with the terms and conditions of the Licenses. To the knowledge of Seller, there are no facts which, under the Communications Act of 1934, as amended, or the rules and regulations of the Commission, in each case as in effect on the date hereof, would disqualify Seller as assignor, and Buyer as assignee, in connection with the Assignment Application.

        3.4 Taxes and Regulatory Fees. Seller has timely filed all federal, state, local and foreign income, franchise, sales, use, property, excise, payroll and other tax returns required by law and has paid in full all regulatory fees, taxes, estimated taxes, interest, assessments, and penalties due and payable as shown thereon. All returns and forms which have been filed have been true and correct in all material respects and no tax or other payment in a material amount other than as shown on such returns and forms are required to be paid or have been paid by Seller. There are no present disputes as to regulatory fees or taxes of any nature payable by Seller which in any event could materially adversely affect the Station Assets or operation of the Station.

        3.5 Personal Property. Section 1.1(b) of the Disclosure Schedule contains a true and complete list of all the Personal Property. Except for those assets designated on Section 1.1(f) of the Disclosure Schedule as being subject to

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lease agreements, Seller owns and has, and will have on the Closing Date, good and marketable title to such Personal Property, and none of such Personal Property on the Closing Date will be subject to any security interest, mortgage, pledge, conditional sales agreement or other lien or encumbrance. The Personal Property shall be in good operating condition, normal wear and tear excepted, on the Closing Date.

        3.6 Real Property.

        (a) Seller is the owner of good, marketable and insurable fee title to the real property described on Section 1.1(d) of the Disclosure Schedule and to all of the buildings, structures, transmitter sites, towers, antennae and other improvements located thereon (collectively, the "Owned Real Property") free and clear of all Title Defects (as hereinafter defined) except for (i) the matters listed on Section 3.6(a) of the Disclosure Schedule and (ii) encumbrances on real estate for real estate taxes, assessments, governmental charges or levies not yet delinquent (collectively, the "Permitted Owned Real Property Exceptions"). Section 1.1(d) of the Disclosure Schedule sets forth complete and correct legal descriptions (including lot and block number, if any) of the Owned Real Property. The Owned Real Property constitutes all of the real property owned by Seller, or held for the benefit of Seller under a title-holding agreement, on the date hereof in connection with the operation of the Station. Other than as set forth in Section 1.1(f) of the Disclosure Schedule, there are no leases/subleases, licenses or other agreements or instruments granting to any person other than Seller any right to the possession, use or occupancy of the Owned Real Property. As used in this Agreement, "Title Defects" shall mean and include any mortgage, deed of trust, lien, pledge, security interest, claim, lease, charge, option, right of first refusal, easement, restrictive covenant, encroachment or other survey defect, encumbrance or other restriction or limitation whatsoever.

        (b) Section 1.1(d) of the Disclosure Schedule contains a true and complete list and summary of all the Real Estate Contracts. Seller holds the leasehold interest under each Real Estate Contract free and clear of all Title Defects. The Real Estate Contracts constitute valid and binding obligations of Seller and, to the best of Seller's knowledge, of all other persons purported to be parties thereto, and are in full force and effect as of the date hereof, and will on the Closing Date constitute valid and binding obligations of Buyer and, to the best of Seller's knowledge, of all other persons purported to be parties thereto. As of the date hereof, Seller is not in default under any of the Real Estate Contracts and has not received or given written notice of any default thereunder from or to any of the other parties thereto and will not have received any such notice at or prior to the Closing Date. Seller shall use reasonable efforts to obtain (i) valid and binding third-party consents, if any are necessary, from all required third parties to the Real Estate Contracts to be conveyed and assigned to Buyer

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as part of the Station Assets and (ii) estoppel certificates in the form described in Section 2.2(a)(xiii) hereof. Subject to any required third-party consents, Seller will have full legal power and authority to assign its rights under the Real Estate Contracts to Buyer in accordance with this Agreement on terms and conditions no less favorable than those in effect on the date hereof, and such assignment shall not affect the validity, enforceability and continuity of any of the Real Estate Contracts.

        (c) Entire Premise. All of the land, buildings, structures, transmitter sites, towers, and antennae and other improvements used by Seller in the conduct of the Business or involved in the Real Property are listed in Section 1.1(d) of the Disclosure Schedule.

        (d) Real Property Permits and Insurance. All certificates of occupancy, permits, licenses, franchises, approvals and authorizations including, without limitation, those required pursuant to environmental laws (collectively, "Real Property Permits") of all governmental authorities having jurisdiction over the Real Property, required or appropriate to have been issued to Seller to enable the Real Property to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are, as of the date hereof, and shall be on the Closing Date, in full force and effect, no appeal or any other action is pending to revoke any such Real Property Permits, and Seller is in full compliance with all terms and conditions of all such Real Property Permits. Section 3.6(d) of the Disclosure Schedule sets forth all Real Property Permits and all reports of inspection of the Station Assets to the date hereof under all applicable laws. Seller has heretofore delivered to Buyer complete and correct copies of all of the foregoing and applications relating thereto.

        (e) Condemnation. Seller has not received notice and has no knowledge of any pending, threatened or contemplated appropriation or condemnation proceeding affecting the Real Property or any part thereof or of any sale or other disposition of the Owned Real Property or any part thereof in lieu of condemnation.

        (f) Seller has complete and good and valid rights of ingress and egress to and from the Real Property from and to the public street systems for all usual street, road and utility purposes. Seller has not received and does not know of any non-conformance or violation of any applicable zoning law, regulation or other law, order, regulation or requirement relating to or affecting any of the operations and business of the Station and the Real Property. All of the buildings, structures, transmitter sites, towers, antennae and other improvements which constitute part of the Real Property (i) are located within the boundary lines and applicable set back lines of the respective properties, (ii) do not encroach on any easements or on any real property not

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constituting Real Property, and (iii) comply with all local zoning requirements and conform with the uses permitted thereunder and do not constitute "non-conforming uses". All parcels of Real Property used by Seller as units are contiguous to one another and no strips or gores intervene between any such parcels.

        (g) All of the buildings, structures, transmitter sites, towers, antennae and other improvements which constitute part of the Real Property are in a good state of repair, maintenance and operating condition, ordinary wear and tear excepted, and there are no defects with respect thereto which would impair the day-to-day use of any such buildings, structures, transmitter sites, towers, antennae and other improvements or which would subject Buyer to liability under applicable law.

        (h) Seller has delivered to Buyer complete and correct copies of each and every of the following in possession of Seller: (i) title report, title binder, survey document and datum affording information or opinions with respect to, certifying to, or evidencing the extent of, current title, title history, title marketability, use, possession, restriction or regulation, if any (governmental or otherwise), conformance to and compliance with applicable laws of the Real Property, (ii) deed or title-holding or trust agreement, if any, under which any of the Real Property may have been conveyed to Seller or under which the same may be held for the benefit of Seller, (iii) Real Estate Contracts, and (iv) certificates of occupancies.

        3.7 Consents. No consent, approval, authorization or order of, or registration, qualification or filing with, any court, regulatory authority or other governmental body is required for the execution, delivery and performance by Seller of this Agreement other than approval by the Commission of the Assignment Application as contemplated hereby. Except as set forth in Section
3.7 of the Disclosure Schedule, no consent of any other party (including, without limitation, any party to any Real Estate Contract or Contract) is required for the execution, delivery and performance by Seller of this Agreement or the Non-Compete Agreement.

        3.8 Contracts. Section 1.1(f) of the Disclosure Schedule contains a true and complete list of all Contracts. Seller has delivered to Buyer true and complete copies of all written Contracts and descriptions of terms of any oral Contracts, including any and all amendments and other modifications to same. All such Contracts are valid, binding and enforceable by Seller in accordance with their respective terms, except as limited by laws affecting creditors' rights or equitable principles generally. Seller has complied in all material respects with all such Contracts and Seller is not in default beyond any applicable grace periods under any of same, and no other contracting party is in material default


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

under any of same. Seller has full legal power and authority to assign its respective rights under such Contracts to Buyer in accordance with this Agreement on terms and conditions no less favorable than those in effect on the date hereof, and such assignment will not materially affect the validity, enforceability and continuity of any such Contracts.

        3.9 Environmental.

        (a) Except as disclosed in Section 3.9 of the Disclosure Schedule, Seller has not, and to Seller's best knowledge, no other person has, released, placed, stored, buried or dumped any Hazardous Substances or other wastes produced by, or resulting from any business, commercial or industrial activity, operation or process, on, beneath, or adjacent to the Real Property (or any other property or facility formerly owned, operated or leased by Seller) except for Hazardous Substances and inventories or such substances to be used or generated therefrom in the ordinary course of business of Seller (which Hazardous Substances, inventories and wastes, if any, were and are stored or disposed of in accordance with applicable laws and regulations and in a manner that there has been no release of any such substances into the environment).

        (b) The technical equipment included in the Personal Property does not contain any Hazardous Substances, including any Polychlorinated Biphenyls ("PCBs") that are required by law to be removed, and if any equipment does contain Hazardous Substances that are not required by law to be removed, including any PCBs, that such equipment is stored and maintained in compliance with applicable law.

        (c) Seller has complied, and is in compliance, in all material respects with all federal, state and local environmental laws, rules and regulations applicable to the Station and its operations, and the Station Assets, including but not limited to (i) all orders, decrees, judgments, plan, notice or demand letter issued, entered, promulgated or approved thereunder, and (ii) the Commission's guidelines regarding radio frequency radiation.

        (d) Except as disclosed in Section 3.9 of the Disclosure Schedule, the operations and activities of the Station and the Station Assets have complied and are in compliance in all material respects with all applicable federal, state and local laws and regulations.

        (e) Except as disclosed in Section 3.9 of the Disclosure Schedule, no release or cleanup has occurred at the Real Property (or any other property or facility formerly owned, operated or leased by Seller) which could result in the assertion or creation of a lien on the Station Assets by any governmental body or agency with respect thereto, nor to the Seller's best knowledge has any assertion of a lien been made by any governmental body or agency with respect thereto.

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        (f) Except as disclosed in Section 3.9 of the Disclosure Schedule, no employee of Seller in the course of his or her employment with Seller has been exposed to any Hazardous Substances or other substances generated, produced or used by Seller which could give rise to any claim against the Station Assets.

        (g) To the extent within Seller's possession or control, Seller has heretofore delivered to Buyer true and complete copies of all (i) environmental studies relating to the Real Property, and (ii) all material reports of inspection of the Station and/or the Station Assets pursuant to applicable federal, state and local laws and regulations.

        (h) Except as disclosed in Section 3.9 of the Disclosure Schedule, the Real Property does not contain any: (i) underground storage tanks, (ii) asbestos, (iii) PCBs, (iv) underground injection wells, or (v) septic tanks in which process waste water or any Hazardous Substances have been disposed and no such tanks, asbestos, equipment, wells or septic tanks have been removed from any of the Real Property.

        (i) Except as disclosed in Section 3.9 of the Disclosure Schedule, with respect to Seller and the Real Property (or any other property or facility formerly owned, operated or leased by Seller), there are no past or present (or, to Seller's best knowledge, future) events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance with any environmental laws as in effect on the date hereof or with any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, or which may give rise to any common law or legal liability under any environmental laws, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, notice of violation, study or investigation, based on or related to the manufacture, generation, processing, distribution, use, treatment, storage, place of disposal, transport or handling, or the release or threatened release into the indoor or outdoor environment at or from the Real Property, or any Hazardous Substances.

        (j) Except as set forth in Section 3.9 of the Disclosure Schedule, Seller has not received any notice or order from any governmental agency or private or public entity advising it that Seller is responsible for or potentially responsible for cleanup or paying for the cost of cleanup of any Hazardous Substances or any other wastes or substances, and Seller has not entered into any agreements concerning such cleanup, nor is Seller aware of any facts which might reasonably give rise to such notice, order or agreement.

        (k) Seller has not entered into any agreement that may

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require it to pay, reimburse, guarantee, pledge, defer, indemnify or hold harmless any person for or against liabilities and costs relating to environmental matters concerning the Station Assets.

        (l) As used herein, the term "Hazardous Substances" shall mean all materials, substances, oils, pollutants, contaminants and wastes regulated by any applicable federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata).

        (m) If Seller learns between the date of this Agreement and the Closing Date that Seller is in breach of the representation and warranty set forth in this Section 3.9, Seller shall, unless such breach is caused by Buyer, begin remedial action promptly and shall use reasonable efforts to complete such remedial action to the satisfaction of Buyer and applicable governmental authorities before the Closing Date. In the event that such breach is caused by Buyer, Buyer shall be responsible for the costs of any such remediation and the fact of such breach shall not excuse Buyer from closing on the sale of the Station Assets as provided for in this Agreement.

        3.10 Intangibles. Section 1.1(e) of the Disclosure Schedule is a true and complete list of all trade names, copyrights, trademarks, service marks, patents or applications therefor (the "Intellectual Property") that have been duly registered by, filed by, or issued to the Seller. Seller has not granted any license or other rights with respect to the Intangibles (including the Intellectual Property). Seller has not received any written notice of any infringement or unlawful use of the Intangibles and Seller has not violated or infringed any patent, trademark, trade secret or copyright held by others or any license, authorization or permit held by it.

        3.11 Personnel Information; Labor Contracts.

        (a) Section 3.11 of the Disclosure Schedule contains a true and complete list of all persons employed at the Station, including the date of hire, a description of material compensation arrangements (other than employee benefit plans set forth in Section 3.12 of the Disclosure Schedule) and a list of other terms of any and all material agreements affecting such persons.

        (b) Seller is not a party to any contract with any labor organization, nor has Seller agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any of Seller's employees. Seller has no knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union with respect to employees of the Station. During the past two

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years, Seller has not experienced any strikes, work stoppages, grievance proceedings, claims of unfair labor practices filed, or other significant labor difficulties of any nature.

        (c) Seller has complied in all material respects with all laws relating to the employment of labor, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and those laws relating to wages, hours, collective bargaining, unemployment insurance, workers' compensation, equal employment opportunity and the payment and withholding of taxes.

        3.12 Employee Benefit Plans. Section 3.12 of the Disclosure Schedule contains a true and complete list and summary, as of the date of this Agreement, of all employee benefit plans (as that term is defined in Section 3(3) of ERISA) applicable to the employees of Seller. Seller maintains no other employee benefit plan. Each of Seller's employee benefit plans has been operated and administered in all material respects in accordance with its terms and applicable law, including, without limitation, ERISA and the Internal Revenue Code.

        3.13 Litigation. Except as set forth in Section 3.13 of the Disclosure Schedule, Seller is not subject to any judgment, award, order, writ, injunction, arbitration decision or decree, and there is no litigation, proceeding or investigation pending or, to the best of Seller's knowledge, threatened against Seller or the Station in any federal, state or local court, or before any administrative agency or arbitrator (including, without limitation, any proceeding which seeks the forfeiture of, or opposes the renewal of, any of the Licenses), or before any other tribunal duly authorized to resolve disputes, which would reasonably be expected to have any material adverse effect upon the business, property, assets or condition (financial or otherwise) of the Station or which seeks to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken pursuant to or in connection with this Agreement.

        3.14 Compliance with Laws. Seller has not received any notice asserting any non-compliance with, or any non-conformance to, any applicable statute, rule or regulation (federal, state or local) whether or not related to the business or operation of the Station or the Real Property. Seller is not in default with respect to any judgment, order, injunction or decree of any court, administrative agency or other governmental authority or to any other tribunal duly authorized to resolve disputes in any respect material to the transactions contemplated hereby. The Real Property is in full compliance with, and conforms to, all applicable building, zoning, subdivision, environmental and other land use and similar laws, codes, ordinances, rules, regulations and orders of governmental authorities (collectively, "Real Property Laws"), and Seller has not received any notice of (i) violation, claimed violation, or non-conformance or

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claimed non-conformance with any Real Property Law or (ii) remediation required to be performed pursuant to environmental laws with respect to any of the Real Property. To the best knowledge of Seller, Seller is in compliance with all applicable laws.

        3.15 Insurance. Seller has in full force and effect insurance on all of the Real Property, Personal Property, and all other Station Assets pursuant to insurance policies, summaries of which are contained in Section 3.15 of the Disclosure Schedule. Seller shall continue to maintain such insurance in full force and effect up to the Closing Date or shall have obtained prior to the Closing Date other insurance policies with limits and coverage comparable to the current policies after prior notice to, and upon written consent of the Buyer, which consent shall not be unreasonably withheld.

        3.16 Instruments of Conveyance; Good Title. The instruments to be executed by Seller and delivered to Buyer at Closing, conveying the Station Assets, including without limitation the Owned Real Property, to Buyer, will be in a form sufficient to transfer good, marketable, and with respect to the Real Property, insurable title to the Station Assets, including without limitation the Owned Real Property, free and clear of all liabilities, obligations and encumbrances, except as provided herein and otherwise reasonably satisfactory in form and substance to Buyer's counsel.

        3.17 Insolvency Proceedings. No insolvency proceedings of any character including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Seller or the Station Assets are pending or, to Seller's knowledge, threatened, and Seller has made no assignment for the benefit of creditors, nor taken any action with a view to, or which would constitute the basis for, the institution of any such insolvency proceedings.


ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer represents and warrants to Seller as follows:

        4.1 Due Incorporation. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and as of the Closing Date shall be duly qualified to do business in and be in good standing in the State of North Carolina.

        4.2 Authority; No Conflict. The execution and delivery of this Agreement has been duly and validly authorized and approved by the board of

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directors of Buyer, and Buyer has the corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, performance hereof, and compliance by Buyer with the terms and provisions hereof will not (assuming receipt of all necessary approvals from the Commission) conflict with or result in a breach of any of the terms, conditions or provisions of (a) the Certificate of Incorporation or Bylaws of Buyer, (b) any judgment, order, injunction, decree, regulation or ruling of any court or other governmental authority to which Buyer is subject, or (c) any material agreement, lease or contract, written or oral, to which Buyer is subject. This Agreement will constitute the valid and binding obligation of Buyer with respect to the terms hereof, subject to Commission approval of the transactions contemplated hereby.

        4.3 Consents. No consent, approval, authorization or order of, or registration, qualification or filing with, any court, regulatory authority or other governmental body is required for the execution, delivery and performance by Buyer of this Agreement, other than the approval by the Commission of the Assignment Application as contemplated hereby. Except as set forth in Section
4.3 of the Disclosure Schedule, no consent of any other party is required for the execution, delivery and performance by Buyer of this Agreement or the Non-Compete Agreement.

        4.4 Litigation. There is no litigation, proceeding or investigation pending or, to the best of Buyer's knowledge, threatened against Buyer in any federal, state or local court, or before any administrative agency or arbitrator, or before any other tribunal duly authorized to resolve disputes, that would reasonably be expected to have any material adverse effect upon the ability of Buyer to perform its obligations hereunder, or that seeks to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken pursuant to or in connection with this Agreement.

        4.5 Compliance with Laws. Buyer is not in default with respect to any judgment, order, injunction or decree of any court, administrative agency or other governmental authority or of any other tribunal duly authorized to resolve disputes in any respect material to the transactions contemplated hereby. Buyer is not in violation of any law, regulation or governmental order, the violation of which would have a material adverse effect on Buyer or its ability to perform its obligations pursuant to this Agreement.

        4.6 Qualification. To the best of Buyer's knowledge, Buyer is legally and financially qualified to be the assignee of the Licenses and the other Station Assets under the Communications Act of 1934, as amended, and the FCC's rules, regulations and policies, in each case as in effect on the date hereof, and, prior to the Closing Date, Buyer will exercise its reasonable efforts to refrain from doing any act which would disqualify Buyer under such Act, rules,

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regulation or policies from being the assignee of the Licenses and the other
Station Assets.

ARTICLE  V

COVENANTS OF SELLER

        Between the date of this Agreement and the Closing Date, Seller shall have complete control of the Station and its operations, and Seller covenants as follows with respect to such period:

        5.1 Continued Operation of Station. Seller shall file with the Commission and any other applicable governmental authority all applications and other documents required to be filed in connection with the continued operation of the Station.

        5.2 Reasonable Access. Seller shall provide Buyer, and representatives of Buyer, with reasonable access during normal business hours to the Station and shall furnish such additional information concerning the Station as Buyer from time to time may reasonably request.

        5.3 Notification of Developments. Seller shall provide Buyer with prompt written notice of any change in any of the information contained in the representations and warranties made herein or in the Disclosure Schedule or any other documents delivered in connection with this Agreement.

        5.4 Payment of Taxes. Seller shall pay or cause to be paid all property and all other taxes relating to the Station, the Real Property and the assets and employees of the Station required to be paid to city, county, state, federal and other governmental units through the Closing Date.

        5.5 Third Party Consents. Seller shall use commercially reasonable efforts to obtain from any third party waivers, permits, licenses, approvals, authorizations, qualifications, orders and consents necessary for the consummation of the transactions contemplated by this Agreement, including, without limitation, approval from the Commission of the Assignment Application contemplated hereby.

        5.6 Encumbrances. Seller shall not suffer or permit the creation of any mortgage, conditional sales agreement, security interest, lease, license, lien, hypothecation, deed of trust or pledge, encumbrance, restriction, liability, charge, or imperfection of title with respect to the Station Assets.

        5.7 Assignment of Assets. Seller shall not sell, assign, lease or otherwise transfer or dispose of any Station Assets, whether now owned or

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hereafter acquired, except for retirements in the normal and usual course of business or in connection with the acquisition of similar property or assets, as provided for herein.

        5.8 Commission Licenses and Authorizations. Seller shall not by any act or omission surrender, modify adversely, forfeit or fail to renew under regular terms the Licenses, cause the Commission or any other governmental authority to institute any proceeding for the revocation, suspension or modification of any such License, or fail to prosecute with due diligence any pending applications with respect to the Licenses at the Commission or any other applicable governmental authority.

        5.9 Insurance. Seller shall maintain at all times between the date hereof and the Closing Date, those insurance policies listed in Section 3.15 of the Disclosure Schedule.

        5.10 Negotiations with Third Parties. Seller shall not, before Closing or the termination of this Agreement, enter into discussions with respect to any sale or offer of the Station, any Station Assets or any stock of Seller to any third party, nor shall Seller offer the Station, any Station Assets or any stock of Seller to any third party.


ARTICLE VI

JOINT COVENANTS OF BUYER AND SELLER

        Buyer and Seller covenant and agree that between the date hereof and the Closing Date, they shall act in accordance with the following:

        6.1 Assignment Application. As promptly as practicable after the date of this Agreement, and in no event later than ten (10) days after execution of this Agreement, Seller and Buyer shall join in and file an application on FCC Form 314 with the Commission requesting its consent to the assignment of the Licenses from Seller to Buyer (the "Assignment Application"). Seller and Buyer agree to prosecute the Assignment Application with all reasonable diligence and to use reasonable efforts to obtain prompt Commission grant of the Assignment Application filed at the Commission. Without in any way limiting the foregoing, the Parties agree to promptly furnish, file and make available to the Commission such information as the Commission may request and not to take action for the purpose of delaying the Commission's decision or determination respecting the Assignment Application.

        6.2 Performance. Buyer and Seller shall perform all acts required of them under this Agreement and shall refrain from taking or omitting

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to take any action that would violate their representations and warranties hereunder or render those representations and warranties inaccurate as of the Closing Date.

        6.3 Conditions. If any event should occur, either within or without the control of any Party hereto, which would prevent fulfillment of the conditions placed upon the obligations of any Party hereto to consummate the transactions contemplated by this Agreement, the Parties hereto shall use reasonable efforts to cure the event as expeditiously as possible.

        6.4 Confidentiality. Buyer and Seller shall each keep confidential all information they obtain with respect to any other Party hereto in connection with this Agreement and the negotiations preceding this Agreement, and will use such information solely in connection with the transactions con- templated by this Agreement. If the transactions contemplated hereby are not consummated for any reason, each Party hereto shall return to the Party so providing, without retaining a copy thereof, any schedules, documents or other written information obtained from the Party so providing such information in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, no Party shall be required to keep confidential or return any information which (i) is known or available through other lawful sources, (ii) is or becomes publicly known through no fault of the receiving Party or its agents, (iii) is required to be disclosed pursuant to law or regulation or an order or request of a judicial or governmental authority (provided the disclosing Party is given reasonable prior notice), or (iv) is developed by the receiving Party independently of the disclosure by the disclosing Party.

        6.5 Cooperation. Buyer and Seller shall cooperate fully and with each other in taking any actions to obtain the required consent of any governmental instrumentality or any third party necessary or helpful to accomplish the transactions contemplated by this Agreement provided, however, that no Party shall be required to take any action which would have a material adverse effect upon it or any entity affiliated with it.

        6.6 Escrow Agreement. Seller and Buyer shall enter into an Escrow Agreement substantially in the form attached hereto as Exhibit C.


ARTICLE  VII

CONDITIONS TO OBLIGATIONS OF BUYER

        The performance of the obligations of the Buyer hereunder is subject, at the election of the Buyer, to the following conditions precedent:

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        7.1 Commission Approvals. Notwithstanding anything herein to the contrary, the consummation of this Agreement is conditioned upon (a) a grant by the Commission of the Assignment Application, and (b) compliance by the Parties with the conditions, if any, imposed by the Commission in connection with the grant of the Assignment Application (provided that neither Party shall be required to accept or comply with any condition which would be unreasonably burdensome or which would have a materially adverse effect upon it). All required governmental filings shall have been made, and all requisite governmental approvals for the consummation of the transactions contemplated hereby shall have been granted and become Final Orders. The Licenses shall be in unconditional full force and effect and shall be valid for the balance of the current license term applicable generally to radio stations licensed to communities located in the State of North Carolina.

        7.2 Performance. The Station Assets shall have been transferred to Buyer by Seller, and all of the terms, conditions and covenants to be complied with or performed by Seller on or before the Closing Date shall have been duly complied with and performed in all material respects, and Buyer shall have received from Seller a certificate or certificates to such effect, in form and substance reasonably satisfactory to Buyer.

        7.3 Representations and Warranties. The representations and warranties of Seller to Buyer shall be true, complete and correct in all material respects as of the Closing Date with the same force and effect as if then made, and Buyer shall have received from Seller a certificate or certificates to such effect, in form and substance reasonably satisfactory to Buyer.

        7.4 Consents. Seller shall have received all consents specified in
Section 3.7 of the Disclosure Schedule.

        7.5 No Litigation. No litigation, proceeding, or investigation of any kind shall have been instituted or, to Seller's knowledge, threatened which would materially adversely affect the ability of Seller to comply with the provisions of this Agreement or would materially adversely affect the operation of the Station.

        7.6 Documents. Seller shall have obtained, executed, where necessary, and delivered, to Buyer, where applicable, all of the documents, reports, orders and statements required of it herein.

        7.7 Opinions of Counsel. Seller shall have delivered to Buyer an opinion of counsel to Seller, addressed to Buyer and in the form attached hereto as Exhibit D. In addition, Seller shall have delivered to Buyer a written opinion of Seller's FCC counsel, dated as of the Closing Date, addressed to Buyer and in the form attached hereto as Exhibit E.

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

        7.8 Title Insurance Policies. Buyer shall have obtained, at its expense, binding commitments for owner's and mortgagee's title insurance policies (fee and leasehold) with respect to the Real Property, in form reasonably acceptable to Buyer, at standard rates, together with copies of all documents affecting title. The policies shall be issued and/or reinsured by companies reasonably acceptable to Buyer and Buyer's lender, in an amount not less than the full replacement value of each of the Real Property, insuring that title to the Real Property is good and marketable and free and clear of all Title Defects except for the matters listed on Section 3.6(a) of the Disclosure Schedule. The policies shall contain extended coverage and, if required by Buyer, contain zoning, contiguity, access, encroachment, easement and comprehensive endorsements and such other affirmative insurance as Buyer shall reasonably require and shall insure all appurtenant easements or servitudes.

        7.9 Surveys. Buyer and Seller shall have obtained, at Buyer's expense, an "As Built" survey of each of the Real Property certified to Buyer, Buyer's lender and the title insurance company issuing the applicable policy in a manner reasonably acceptable to Buyer, Buyer's lender and the title insurance company by a registered land surveyor, dated not more than forty-five (45) days prior to the Closing, and complying with the minimum detail requirements for land title surveys as adopted by the American Land Title Association and American Congress on Surveying and Mapping. The "As Built" surveys received by Buyer hereto shall have indicated that the radio transmitter sites, towers and antennae used or held for use in the business and operation of the Station are located on real property constituting Owned Real Property.


ARTICLE VIII

CONDITIONS TO OBLIGATIONS OF SELLER

        The performance of the obligations of Seller hereunder is subject, at the election of Seller, to the following conditions precedent:

        8.1 Performance. All of the terms, conditions and covenants to be complied with or performed by Buyer on or before the Closing Date shall have been duly complied with and performed in all material respects, and Seller shall have received from Buyer a certificate or certificates to such effect, in form and substance reasonably satisfactory to Seller.

        8.2 Representations and Warranties. The representations and warranties of Buyer to Seller shall be true, complete and correct in all material respects as of the Closing Date with the same force and effect as if then made, and Seller shall have received from Buyer a certificate or certificates to such

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effect, in form and substance reasonably satisfactory to Seller.

        8.3 Government Approvals. All required governmental filings shall have been made and all requisite governmental approvals for the consummation of the transactions contemplated hereby shall have been granted.

        8.4 Documents. Buyer shall have obtained, executed, where necessary, and delivered to Seller where applicable, all of the documents, reports, orders and statements required of it herein.

        8.5 Opinion of Counsel. Buyer shall have delivered to Seller an opinion of counsel to Buyer, addressed to Seller and in the form attached hereto as Exhibit F.

        8.6 No Litigation. No litigation, proceeding, or investigation of any kind shall have been instituted or, to Buyer's knowledge, threatened which would materially adversely affect the ability of Buyer to comply with the provisions of this Agreement.


ARTICLE IX

INDEMNIFICATION

        9.1 Indemnification by Seller. From and after the Closing Date, Seller agrees to and shall jointly and severally indemnify, defend and hold Buyer, its affiliates and their respective successors and assigns harmless, and shall reimburse Buyer for and against any and all actions, losses, expenses, damages, liabilities, taxes, penalties or assessments, judgments and costs (including reasonable legal expenses related thereto) resulting from or arising out of:

        (a) Any breach by Seller of any representation, or warranty contained in this Agreement, the Non-Compete Agreement, or in any certificate, exhibit, schedule, or other document furnished to or to be furnished pursuant hereto or in connection with the transactions contemplated hereby;

        (b) Any non-fulfillment or breach by Seller of any covenant, agreement, term or condition contained in this Agreement or in any certificate, exhibit, schedule, or other document furnished or to be furnished pursuant hereto or in connection with the transactions contemplated hereby;

        (c) Any material inaccuracy in any covenant, representation, agreement or warranty by Seller;

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        (d) Any liabilities of any kind or nature, absolute or contingent not expressly assumed by Buyer pursuant to this Agreement including, without limitation, any liabilities relating to or arising from the business and operation of the Station by Seller prior to the Closing Date;

        (e) The actual, alleged or threatened release, storage, transportation, treatment or generation of Hazardous Substances generated, stored, used, disposed of, treated, handled or shipped by Seller or any prior owner or lessee of any of the Real Property on or before the Closing Date, but regardless of whether discovered on, before or after the Closing Date;

        (f) Any cleanup of Hazardous Substances released, disposed of or discharged: (A) on, beneath or adjacent to any of the Real Property prior to or on the Closing Date, but regardless of whether discovered on, before or after the Closing Date; or (b) at any other location if such substances were generated, used, stored, disposed of, treated, transported or released by Seller or any prior owner of the Real Property prior to or on the Closing Date, but regardless of whether discovered on, before or after the Closing Date; and

        (g) The installation of any pollution control equipment or other equipment to bring the Station and the Station Assets into compliance with any environmental laws as of the Closing Date if such equipment was installed because the Station or the Station Assets were not in compliance with any then-current environmental laws as of the Closing Date.

        (h) The enforcement of this Article IX.

        Notwithstanding any other provision contained herein, Seller shall be solely responsible for any fine or forfeiture imposed by the Commission relating to the operation of the Station prior to the Closing Date.

        9.2 Guarantee. Osborn Communications Corporation hereby irrevocably and unconditionally guarantees to Buyer the prompt and complete performance of the obligations imposed upon Seller under Section 9.1. Guarantor consents and agrees that Buyer and Seller may, at any time and from time to time, without notice or demand, whether before or after any actual or purported termination, repudiation or revocation of this Agreement by the Guarantor, and without affecting the enforceability or continuing effectiveness hereof as to Guarantor:

        (a) Supplement, restate, modify, amend, increase, decrease, extend, renew or otherwise change the time for payment or the terms of this Agreement or any part thereof;

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


        (b) Supplement, restate, modify, amend, increase, decrease or waive, or enter into or give any agreement, approval or consent with respect to, this Agreement or any part thereof, or any of the Transaction Documents, or any condition, covenant, default, remedy, right, representation or term thereof or thereunder;

        (c) Accept partial payments;

        (d) Release any person from any personal liability with respect to this Agreement or any part thereof; or

        (e) Consent to the merger, change or any other restructuring or termination of the corporate or partnership existence of Buyer or any other person, and correspondingly restructure the obligations evidenced hereby, and any such merger, change, restructuring or termination shall not affect the liability of Guarantor or the continuing effectiveness hereof, or the enforceability hereof with respect to all or any part of the obligations evidenced hereby.

        9.3 Indemnification by Buyer. From and after the Closing Date, Buyer agrees to and shall indemnify, defend and hold Seller harmless, and shall reimburse Seller for and against any and all actions, losses, expenses, damages, liabilities, taxes, penalties or assessments, judgments and costs (including reasonable legal expenses related thereto), resulting from or arising out of:

        (a) Any breach by Buyer of any covenant, agreement, term, condition, representation, or warranty contained in this Agreement or in any certificate, exhibit, schedule, or any other document furnished or to be furnished pursuant hereto or in connection with the transactions contemplated hereby;

        (b) Any non-fulfillment by Buyer of any covenant contained in this Agreement, or in any certificate, exhibit, schedule, or other document furnished or to be furnished pursuant hereto or in connection with the transactions contemplated hereby; and

        (c) Any liabilities of any kind or nature, absolute or contingent, relating to or arising from the business and operation of the Station subsequent to the Closing Date.

        (d) The enforcement of this Article IX.

        9.4 Notification of Claims.

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        (a) A Party entitled to be indemnified pursuant to Sections 9.1 or 9.3
(the "Indemnified Party") shall notify the Party liable for such indemnification (the "Indemnifying Party") in writing of any claim or demand which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement. Subject to the Indemnifying Party's right to defend in good faith third party claims as hereinafter provided, the Indemnifying Party shall satisfy its obligations under this Article IX within thirty (30) days after the receipt of a written notice thereof from the Indemnified Party. The failure of the Indemnified Party to provide notice as required under this Section 9.4(a) shall not affect the liability of the Indemnifying Party under this Article IX unless the failure to give such notice materially adversely affects the Indemnifying Party's ability to defend against the claim giving rise to the Indemnified Party's claim.

        (b) If the Indemnified Party shall notify the Indemnifying Party of any claim or demand pursuant to Section 9.4(a), and if such claim or demand relates to a claim or demand asserted by a third party against the Indemnified Party which the Indemnifying Party acknowledges is a claim or demand for which it must indemnify or hold harmless the Indemnified Party under Sections 9.1 or 9.3, the Indemnifying Party shall have the right to employ counsel acceptable to the Indemnified Party to defend any such claim or demand asserted against the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any such claim or demand. The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible (but in any case before the due date for the answer or response to a claim) after the date of the notice of claim given by the Indemnified Party to the Indemnifying Party under Section 9.4(a) of its election to defend in good faith any such third party claim or demand. So long as the Indemnifying Party is defending in good faith any such claim or demand asserted by a third party against the Indemnified Party, the Indemnified Party shall not settle or compromise such claim or demand. The Indemnified Party shall make available to the Indemnifying Party or its agents all records and other materials in the Indemnified Party's possession reasonably required by it for its use in contesting any third party claim or demand. Whether or not the Indemnifying Party elects to defend any such claim or demand, the Indemnified Party shall have no obligations to do so. Upon payment of any claim or demand pursuant to this Article IX, the Indemnifying Party shall, to the extent of payment, be subrogated to all rights of the Indemnified Party.


ARTICLE X

MISCELLANEOUS

        10.1 Assignment. This Agreement shall not be assigned or

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conveyed by either Party hereto to any other person or entity without the prior written consent of the other Party hereto; provided, however, that Buyer may assign this Agreement without Seller's prior consent (i) to one or more corporations or other entities affiliated with Buyer if such assignment does not delay the Closing Date, and (ii) to Buyer's lender for security purposes. Subject to the foregoing, this Agreement shall be binding and shall inure to the benefit of the Parties hereto, their successors and assigns.

        10.2 Survival of Representations and Warranties. The representations and warranties made by the Parties herein or pursuant hereto shall survive the Closing Date for a period of twelve (12) months notwithstanding any investigation made by Buyer with respect thereto.

        10.3 Brokerage. Seller and Buyer warrant and represent to one another that, with the exception of Star Media Group, Inc., broker for the Buyer, there has been no broker in any way involved in the transactions contemplated hereby and that no one other than Star Media Group, Inc. is or will be entitled to any fee or other compensation in the nature of a brokerage fee or finder's fee as a result of the Closing hereunder. Buyer shall be wholly responsible for any brokerage or other fee due to Star Media Group, Inc.

        10.4 Expenses of the Parties. It is expressly understood and agreed that all expenses of preparing this Agreement and of preparing and prosecuting the Assignment Application with the Commission, and all other expenses, whether or not the transactions contemplated hereby are consummated, shall be borne solely by the Party who shall have incurred the same and the other Party shall have no liability in respect thereto, except as otherwise provided herein. All costs of transferring the Station Assets in accordance with this Agreement, including recordation, transfer and documentary taxes and fees, and any excise, sales or use taxes, shall be borne equally by Seller and Buyer. Any filing or grant fees imposed by any governmental authority the consent of which is required for the transactions contemplated hereby shall be borne equally by Seller and Buyer.

        10.5 Entire Agreement. This Agreement, together with any related disclosure schedule or exhibits, contains all the terms agreed upon by the Parties with respect to the subject matter herein, and supersedes all prior agreements and understandings among the Parties and may not be changed or terminated orally. No attempted change, termination or waiver of any of the provisions hereof shall be binding unless in writing and signed by the Party against whom the same is sought to be enforced.

        10.6 Headings. The headings set forth in this Agreement have been inserted for reference only and shall not be deemed to limit or otherwise affect, in any manner, or be deemed to interpret in whole or in part, any of the

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terms or provisions of this Agreement. Unless otherwise specified herein, the section references contained herein refer to sections of this Agreement.

        10.7 Governing Law. This Agreement shall be construed and enforced in accordance with the internal laws of the State of New York.

        10.8 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of such shall constitute one and the same instrument.

        10.9 Notices. Any notices or other communications shall be in writing and shall be considered to have been duly given when deposited into first class, certified mail, postage prepaid, return receipt requested, delivered personally (which shall include delivery by Federal Express or other recognized overnight courier service that issues a receipt or other confirmation of delivery) or delivered via facsimile machine;

                        If to Seller or Guarantor:

                        Osborn Communications Corporation
                        Attn:  Frank D. Osborn
                        130 Mason Street
                        Greenwich, CT 06830
                        Fax: (203) 629-1749
                        Phone: (203) 629-0905

                        With a copy (which shall not constitute notice) to:

                        John M. Pelkey
                        Haley Bader & Potts P.L.C.
                        4350 North Fairfax Drive
                        Suite 900
                        Arlington, Virginia 22203-1633
                        Fax:  (703) 841-2345
                        Phone:  (703) 841-0606


                        If to Buyer or Programmer:

                        Pinnacle Broadcasting Company, Inc.
                        Attn:  Edward J. Ferreri
                        2505 N. Highway 360
                        Suite 620
                        Grand Prairie, TX 75050-7801
                        Fax: (817) 649-1707

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                        Phone: (817) 649-0184

                        With a copy (which shall not constitute notice) to:

                        David Ambrosia, Esq.
                        Winthrop, Stimson, Putnam & Roberts
                        One Battery Park Plaza
                        New York, New York 10004-1500
                        Fax: (212) 858-1500
                        Phone:  (212) 858-1208

        Any Party may at any time change the place of receiving notice by giving notice of such change to the other as provided herein.

        10.10 Specific Performance. Seller acknowledges that the Station is of a special, unique and extraordinary character and that damages are inadequate to compensate Buyer for Seller's breach of this Agreement. Accordingly, in the event of a material breach by Seller of its representations, warranties, covenants and agreements under this Agreement, Buyer may sue at law for damages or, at Buyer's sole election and in lieu of any other remedy available to it, Buyer may seek a decree of specific performance requiring Seller to fulfill its obligations under this Agreement, and Seller agrees to waive its defense that an adequate remedy at law exists.

        10.11 Consent to Jurisdiction. Seller and Buyer hereby submit to the nonexclusive jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in such state solely in respect of the interpretation and enforcement of the provisions hereof and of the documents referred to herein, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that they are not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that this Agreement or any of such documents may not be enforced in or by said courts or that the Station property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper.

        10.12 Further Assurances. Seller and Buyer agree to execute all such documents and take all such actions after the Closing Date as the other Party shall reasonably request in connection with carrying out and effectuating the intent and purpose hereof and all transactions and things contemplated by this Agreement, including, without limitation, the execution and delivery of any and all confirmatory and other documents in addition to those to be delivered on the Closing Date and all actions which may reasonably be necessary or desirable to complete the transactions contemplated hereby.

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        10.13 Public Announcements. No public announcement (including an announcement to employees) or press release concerning the transactions provided for herein shall be made by either Party without the prior approval of the other Party, except as required by law.

        10.14 Severability. In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired.

[Remainder of Page Intentionally Left Blank]



        IN WITNESS WHEREOF, the Parties hereto have executed or have caused this Agreement to be executed by a duly authorized officer on the day and year first above written.

                                SELLER

                                GREAT AMERICAN EAST, INC.


                                By:
                                Title:


                                        BUYER

                                PINNACLE MYRTLE CORP.


                                By:
                                Title:  President


For purposes of Section 9.2 of this Asset Purchase Agreement

OSBORN COMMUNICATIONS CORPORATION


By:
Title:

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For purposes of Sections 1.4, 2.2 and 2.4 of this Asset Purchase Agreement insofar as they amend the Program Service Agreement


WFXC AND WDUR, INC.


By:
Title:

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